Exhibit 5.1

December 21, 2011

SoundBite Communications, Inc.

22 Crosby Drive

Bedford, Massachusetts 01730

Re:	2007 Stock Incentive Plan

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SoundBite Communications, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offering of up to 819,065 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, each as currently in effect, the Plan, and originals, or copies certified to our satisfaction, of such other documents, records, certificates, memoranda and other instruments as we deemed necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Regards,

COOLEY LLP

By:	/s/ Mark L. Johnson
Mark L. Johnson, Partner

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM